EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

Among

SURGE HOLDINGS, INC.

TRUE WIRELESS ACQUISITION, INC.

And

TRUE WIRELESS, INC.

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereafter the “Agreement”) is entered into effective as of the Effective Date (as defined below) by and among Surge Holdings, Inc., a Nevada Corporation (hereinafter “Parent”), True Wireless Acquisition, Inc., a newly formed Nevada corporation (hereafter “Acquisition Sub”), True Wireless, Inc., an Oklahoma corporation formerly True Wireless, LLC, an Oklahoma limited liability company (hereafter “TW”) and Kevin Brian Cox, the President and a majority interest holder in TW, (hereafter “Cox”).

RECITALS

WHEREAS, Cox and EWP Communications, LLC, a Tennessee limited liability company, wholly owned by Cox, hold all the interests in TW (“Shareholders of TW”);

WHEREAS, Parent desires to acquire TW as a wholly owned subsidiary and to issue shares of Parent’s common stock to the Shareholders of TW upon the terms and conditions set forth herein. Acquisition Sub is a wholly owned acquisition corporation of Parent that shall be merged into TW, whereupon TW shall be the surviving corporation of said merger and shall become a wholly owned subsidiary of Parent (Acquisition Sub and TW are sometimes collectively hereinafter referred to as the “Constituent Corporations”);

WHEREAS, the Boards of Directors of Parent and TW, respectively, deem it advisable and in the best interests of such companies and their respective stockholders that Acquisition Sub merge with and into TW pursuant to this Agreement and the Certificates of Merger (in the forms attached hereto as Exhibit A and Exhibit B) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”);

WHEREAS, on December 7, 2016, Parent entered into a Master Agreement for the Exchange of Common Stock with TW and Shareholders of TW (the “Exchange Agreement”). The parties to the Exchange Agreement entered into the First Addendum to the Exchange Agreement on March 30, 2017 (the “Addendum to the Exchange Agreement”) and then entered into the Amended Master Agreement for the Exchange of Common Stock, Management and Control on July 18, 2017 (the “Amended Exchange Agreement”);

WHEREAS, the parties hereto desire to fully supersede and replace the Exchange Agreement, the Addendum to the Exchange Agreement, and the Amended Exchange Agreement and any other agreements, written or oral, related to this transaction with this Agreement;

WHEREAS, Acquisition Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by Parent as of the Closing of the Merger;

WHEREAS, prior to the Closing of the Merger, Shareholders of TW will exchange all of its currently outstanding interests in TW for shares of Parent common stock and other consideration;

NOW, THEREFORE, for the mutual consideration set out herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

AGREEMENT

1.1 Plan of Reorganization. The parties to this Agreement do hereby agree that Acquisition Sub shall be merged with and into TW upon the terms and conditions set forth herein and in accordance with the provisions of the Nevada Revised Statutes (“NRS”). It is the intention of the parties hereto that this transaction qualify as a tax-free reverse triangular merger under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder. To the extent that the transactions contemplated herein are not deemed to satisfy the then applicable requirements of Section 368(a)(2)(E), the parties hereto agree to amend, adjust, restate or otherwise modify, to the extent permissible by applicable law, the provisions herein to satisfy such requirements.

1.2 Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Acquisition Sub shall be merged with and into TW as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 1.3 hereof). TW shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of Acquisition Sub shall cease on the Effective Date of the Merger. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Oklahoma corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Certificate of Incorporation and the Bylaws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation and Bylaws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the Bylaws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b) Conversion of Securities and other Consideration.

As of the Effective Date and without any action on the part of Parent, Acquisition Sub, TW or the holders of any of the securities of any of these corporations, each of the following events shall occur:

(1) All the interests of the Shareholders of TW shall be assigned and delivered to Acquisition Sub on the Effective Date.

(2) Each share of common stock of the Acquisition Sub issued and outstanding prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation which shall be owned by Parent.

(3) In addition to the $500,000 cash and the 12,000,000 shares of common stock of the Parent that Parent has paid the Shareholders of TW as a deposit against the Merger consideration, Parent will issue at Closing 152,555,416 million common shares of the Parent to the Shareholders of TW (which gives Shareholders of TW 69.5% of the outstanding common shares of Parent) and will issue a $3,000,000 promissory note payable to the Shareholders of TW bearing interest at 3% per annum due and payable on December 31, 2018 (“Promissory Note”). The Promissory Note is attached hereto as Exhibit C.

(4) The Parties acknowledge that on July 18, 2017, Carter Matzinger, then President of the Parent, transferred 10 million shares of the Series A Preferred Stock owned by him to TW Members as consideration for TW entering into the Amended Exchange Agreement. TW Members will receive an additional 3 million shares of Series A Preferred Stock as part of the merger consideration.

(5) The Parties acknowledge that the payment to the Shareholders of TW of $1,500,000 in cash and the issuance of 45 million warrants to purchase the common stock of Parent for $.50 for five years from the date of issuance, which had been previously discussed by the Parties as part of the consideration for the Merger, is no longer part of the consideration for the Merger by the mutual agreement of the parties.

1.3 Closing and Effective Date. The closing of the merger and other transactions contemplated by this Agreement (the “Closing”) will occur at Parent’s office at 4340 S. Valley View, Ste 230, Las Vegas, NV 89103 on April 11, 2018, or such other time and date to be specified by the parties. On the Closing date, the parties will consummate the Merger by:

(a) Signing and dating the Agreement:

(b) Filing a Certificate of Merger (in the form attached as Exhibit A) with the Secretary of State of Nevada in accordance with NRS; and

(c) Filing a Certificate of Merger (in the form attached as Exhibit B) with the Oklahoma Secretary of State under the Oklahoma Revised Statutes (“ORS”).

Notwithstanding the date the Certificates of Merger are accepted by the Secretaries of State of Oklahoma and Nevada, respectively, the Merger will be deemed effective as of the commencement of business on April 11, 2018 (the “Effective Date”). The parties may delay the Effective Date by specifying an alternate date of effectiveness in the Certificates of Merger.

1.4 Tax Treatment. The parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a)(2)(e) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.5 Taking of Necessary Action; Further Action. If, after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company (and/or its successor in interest) with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of TW, the officers and directors of Parent and the Surviving Company shall be fully authorized (in the name of TW and otherwise) to take all such necessary action.

ARTICLE II

Representations and Warranties of TW

Except as set forth in the schedules attached to this Agreement, TW hereby represents and warrants to Acquisition Sub and Parent that the statements contained in this are true and correct.

2.1 Organization, Qualification and Subsidiaries. TW is a corporation organized and in good standing under the laws of its state of Oklahoma. TW has no subsidiaries and does not have an equity interest in any other firm, partnership, association or other entity. TW is in good standing under the applicable laws of each jurisdiction where the location of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have an TW Material Adverse Effect (as defined in Section 2.3 below).

2.2 Authorization, Enforcement. TW has the requisite power and authority to conduct its business as presently conducted and to enter into and to consummate the Merger. The execution and delivery of this Agreement by TW and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of TW and no further consent or action is required by TW, other than the Required Approvals (as defined in Section 3 below) and the approval of the Shareholders of TW and the approval of the stockholders of Acquisition Sub of the Merger and the amendments to their respective governing documents (the “Approvals”). This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of TW enforceable against TW in accordance with its terms, subject to the Approvals, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally and general principles of equity.

2.3 No Conflicts. The execution, delivery, and performance of this Agreement by TW and the consummation by TW of the Merger do not and will not:

(a)	conflict with or violate any provision of TW’s operating agreement;

(b)	conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing TW debt or otherwise) or other understanding to which TW is a party or by which any material property or asset of TW is bound or affected (subject to obtaining the Approvals and the filing with the Secretary of State of Oklahoma of a Certificate of Merger (collectively, the “Required Approvals”)); or

(c)	result in a violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which TW is subject (including federal and state securities laws and regulations), or by which any material property or asset of TW is bound or affected.

Execution of this Agreement may cause a conflict in the case of Sections 2.3(a) and (b) if a change of circumstances gives rise to a material adverse effect. A material adverse effect constitutes circumstances which, individually or in the aggregate, would:

(d)	materially and adversely affect the legality, validity, or enforceability of the Merger;

(e)	have or result in a material adverse effect on the operations, assets, business, or condition (financial or otherwise) of TW; or

(f)	materially and adversely impair TW’s full and timely performance of its obligations under this Agreement.

The occurrence of d), (e), or (f), would constitute a “TW Material Adverse Effect.”

Any adverse change, event, or effect caused primarily by the conditions generally affecting the United States economy, or by conditions generally affecting the communications industry, will not constitute a TW Material Adverse Effect.

2.4 Filings, Consents, and Approvals. TW is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by TW of this Agreement, other than the Required Approvals.

2.5 Capitalization. As of the date of this Agreement and as of immediately before the Effective Date, TW’s outstanding capital is as set forth on Schedule 2.5A. Except as described in Schedule 2.5B, there are no outstanding options, warrants, scrip rights to subscribe to, calls, or commitments of any character whatsoever relating to, or exchangeable for, or giving any person any right to subscribe for or acquire, any interest in TW, or contracts, commitments, understandings or arrangements by which TW is or may become bound to issue additional interest in TW or rights convertible or exchangeable into any interest in TW.

2.6 Contracts and Commitments.

(a) Schedule 2.6 lists the following agreements, whether oral or written, to which TW is a party, which are currently in effect, and which relate to the operation of TW’s business:

(1) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

(2) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

(3) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of TW;

(4) guaranty of any obligation for borrowed money or otherwise;

(5) lease or agreement under which TW is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(6) lease or agreement under which TW is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000;

(7) contract which prohibits TW from freely engaging in business anywhere in the world;

(8) license agreement or agreement providing for the payment or receipt of royalties or other compensation by TW in connection with intellectual property rights held by TW;

(9) contract or commitment for capital expenditures in excess of $50,000;

(10) agreement for the sale of any capital asset; or

(11) other agreement which is either material to TW’s business or was not entered into in the ordinary course of business.

(b) To TW’s knowledge:

(1) TW has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.6 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption;

(2) TW has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and

(3) TW has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.7 Affiliate Transactions. Except as set forth in Schedule 2.7, and other than pursuant to this Agreement, no officer, Director or employee of TW, or any member of the immediate family of any such officer, member, or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons) (collectively “TW Insiders”), has any agreement with TW (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of TW (other than ownership of stock in TW). Except as set forth on Schedule 2.7, TW is not indebted to any TW Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no TW Insider is indebted to TW (except for cash advances for ordinary business expenses). None of the TW Insiders has any direct or indirect interest in any competitor, supplier or customer of TW or in any person, firm or entity from whom or to whom TW leases any property, or in any other person, firm or entity with whom TW transacts business of any nature. For purposes of this Section 2.7 the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

2.8 Financial Statements. TW has provided Parent and Acquisition Sub with financial statements for the period ending September 30, 2017. The financial statements of TW, together with the related notes thereto, present fairly, in all material respects, the financial position of TW as of the dates specified and the results of its operations and changes in financial position for the periods covered thereby. Such financial statements and related notes were prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) throughout the period indicated except as may be disclosed in the notes thereto. Except as required to be set forth in such financial statements, or on Schedule 2.8, TW has no material liabilities of any kind, whether accrued, absolute, contingent or otherwise or entered into any material transactions or commitments.

2.9 Taxes. TW has filed, on a timely basis, each federal, state, local and foreign tax return which is required to be filed by it, or has requested an extension therefore, and has paid all taxes and all related assessments, penalties and interest shown on such tax returns to the extent that the same have become due and are not being contested in good faith.

2.10 Litigation. Other than as set forth on Schedule 2.10, there is no action, suit, inquiry, notice of violation, proceeding, investigation pending or, to the knowledge of TW, threatened against or affecting TW or its properties before or by any court, arbitrator, governmental, or administrative agency or regulatory authority (federal, state, county, local or foreign) which:

(a) materially adversely affects or challenges the legality, validity, or enforceability of this Agreement; or

(b) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a TW Material Adverse Effect.

TW is not nor has it ever been the subject of any action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of TW, there is not pending or contemplated, any investigation by the SEC.

2.11 Compliance. TW is not:

(a) in violation of its Articles of Organization or Operating Agreement;

(b) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by TW under), nor has TW received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in a TW Material Adverse Effect;

(c) in violation of any order of any court, arbitrator or governmental body; or

(d) in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a TW Material Adverse Effect.

2.12 Regulatory Permits. TW possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not, individually or in the aggregate, have a TW Material Adverse Effect (“Material Permits”), and TW has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

2.13 Properties. Except as disclosed in Schedule 2.13, TW does not own any real property in fee simple. TW has good and marketable title to all other property (personal, tangible and intangible) owned by it, free and clear of all security interests, liens and encumbrances, except those that:

(a)	do not materially interfere with the use made of such property by TW;

(b)	for such imperfections of title and encumbrances that would not have an TW Material Adverse Effect; or

(c)	for liens that are not yet due and payable.

2.14 Intellectual Property. TW owns all right, title and interest in, or possesses adequate and enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes, formulations, software and source and object codes necessary for the conduct of TW business (collectively, the “Intangibles”), except to the extent that the failure to own or possess adequate rights to such Intangibles would not have a TW Material Adverse Effect. To its the knowledge, TW has not infringed upon the rights of others with respect to the Intangibles and TW has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles, which infringement or conflict, if the subject of an unfavorable decision, would have an TW Material Adverse Effect.

2.15 Insurance. The insurance policies owned and maintained by TW that are material to TW are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that TW is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and TW has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.16 No Undisclosed Liabilities. Except as reflected in the balance sheet of September 30, 2017 (the “ TW Balance Sheets”) contained in the audited and reviewed financial statements referenced in Section 2.8, or as otherwise disclosed on Schedule 2.8, TW has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except those arising after September 30, 2017, in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

2.17 Environmental Matters. None of the operations of TW involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.18 Material Changes. Except for this Merger transaction and such other transactions as are set forth on Schedule 2.18, since September 30, 2017:

(a) there has been no event, occurrence or development that has had a TW Material Adverse Effect;

(b) TW has not incurred any liabilities (contingent or otherwise) other than:

(1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice; and

(2) liabilities not required to be reflected in TW financial statements pursuant to GAAP;

(c) TW has not altered its method of accounting or the identity of its auditors;

(d) TW has not declared or made any dividend or distribution of cash or other property to its members except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any membership interests except consistent with prior practice; and

(e) TW has not issued any membership interests to any officer, director, or affiliate, except pursuant the conversion or exercise of outstanding TW securities.

2.19 Full Disclosure. The representations and warranties of TW contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which TW has knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a TW Material Adverse Effect or materially adversely affect the ability of TW to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND ACQUISITION SUB

Each of Parent and Acquisition Sub, jointly and severally, hereby represents and warrants to TW that the statements contained in this Article III are true and correct.

3.1 Organization of Parent and Acquisition Sub.

(a) Each of Parent and Acquisition Sub is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent or Acquisition Sub as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy shall be deemed not to be a Parent Material Adverse Effect.

(b) Parent has delivered or made available to TW a true and correct copy of the Articles of Incorporation and Bylaws of each of Parent and Acquisition Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor Acquisition Sub is in violation of any of the provisions of any of its governing instruments.

3.2 Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 600,000,000 shares of Parent Capital Stock, comprising 500,000,000 shares of Common Stock par value $0.001 and 100,000,000 shares of Preferred Stock par value $0.001 of which there were 79,796,679 shares of Common Stock par value $0.001 and 10,000,000 shares of Preferred Stock par value $0.001 issued and outstanding as of the date hereof. As of the date of this Agreement, the authorized capital stock of Acquisition Sub consists of 1,000 shares of Acquisition Sub Common Stock par value $0.001, of which there were 1,000 shares of Common Stock par value $0.001 issued and outstanding as of the date hereof. All outstanding shares of Parent and Acquisition Sub are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent and Acquisition Sub, respectively or any agreement or document to which Parent or Acquisition Sub is a party or by which it is bound.

3.3 Obligations with Respect to Capital Stock. Other than as set forth on Schedule 3.3, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

3.4 Authority.

(a) Each of Parent and Acquisition Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary company action on the part of each of Parent and Acquisition Sub, subject only to the adoption of this Agreement by Acquisition Sub’s Board of Directors and the filing and recordation of the Certificates of Merger pursuant to the NRS and ORS. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by TW, constitutes the valid and binding obligation of each of Parent and Acquisition Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

(b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub, do not, and the performance of this Agreement by each of Parent and Acquisition Sub, will not:

(1) conflict with or violate the Articles of Incorporation or Bylaws of Parent or Acquisition Sub, respectively;

(2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Acquisition Sub, respectively, or by which its or any of their respective properties is bound or affected; or

(3) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Acquisition Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s or Acquisition Sub’s knowledge, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Acquisition Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub, or any of their respective properties are bound or affected.

(c) No consent, approval, order, or authorization of, or registration, declaration or filing with any governmental entity is required by or with respect to any of Parent or Acquisition Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:

(1) the filing of Certificates of Merger with the Secretaries of State of Nevada and Oklahoma, respectively;

(2) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and

(3) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5 Parent SEC Filings; Parent Financial Statements.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports”. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates:

(1) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto;

(2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and

(3) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

The term “Parent Balance Sheet” refers to the balance sheet of the Parent as of September 30, 2017. Except as disclosed in the Parent Financials, the Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except liabilities:

(4) provided for in the Parent Balance Sheet; or

(5) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

No person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, any financial statements, supporting schedules, or other financial data filed by the Parent with the SEC.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(a) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Acquisition Sub, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby;

(d) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Date; or

(e) any change by Parent in accounting principles, practices or methods.

3.7 No Undisclosed Liabilities. Except as reflected in the Parent Financials or as otherwise disclosed on Schedule 3.7, Parent has no liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) except liabilities which have arisen after the date of the Parent Financials in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim, or lawsuit).

3.8 Tax Matters. The Parent timely filed all required tax returns with the appropriate taxing authorities before the Closing Date. These tax returns were true, correct, and complete in all material respects. No extension is in effect for Parent with respect to the filing of any tax return, the payment of any taxes, or any limitation period regarding the assessment or collection of any taxes. Parent has paid in full all taxes which have become due and payable on or before the Closing Date (whether or not shown on any tax return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Parent through the Closing Date. There are no liens for Taxes upon Parent or Acquisition Sub or any of their properties or assets except for Taxes not yet due and payable. Neither Parent nor Acquisition Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. Parent does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law). No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against Parent that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against Parent with respect to any Taxes. Parent has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return. No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where Parent did not file tax returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor Acquisition Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

As used in this Agreement, “Tax” means any federal, state, province, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, disability, severance, stamp, gains, registration, value added, occupation, premium, real property, personal property, profits, windfall profits, environmental, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

As used in this Agreement, “Tax Return” is defined as any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting information, schedule, attachment and any amendment thereof) filed or required to be filed with any federal, state, province, local or foreign governmental entity or other authority (a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

3.9 Contracts and Commitments.

(a) Other than as disclosed in the Parent’s filings with the U.S. Securities and Exchange Commission, Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Parent or Acquisition Sub is a party, which are currently in effect, and which relate to the operation of Parent’s business, or where applicable, the business of Acquisition Sub:

(1) collective bargaining agreement or contract with any labor union;

(2) bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(3) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

(4) stock purchase or stock option plan;

(5) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

(6) confidentiality agreement;

(7) contract, agreement or understanding relating to the voting of Parent Common Stock or the election of directors of Parent;

(8) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Parent or Acquisition Sub;

(9) guaranty of any obligation for borrowed money or otherwise;

(10) lease or agreement under which Parent or Acquisition Sub is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(11) lease or agreement under which Parent or Acquisition Sub is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000;

(12) contract which prohibits Parent or Acquisition Sub from freely engaging in business anywhere in the world;

(13) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Parent or Acquisition Sub in connection with any intellectual property rights;

(14) contract or commitment for capital expenditures in excess of $50,000;

(15) agreement for the sale of any capital asset;

(16) contract with Acquisition Sub any affiliate thereof which in any way relates to Parent (other than for employment on customary terms); or

(17) other agreement which is either material to Parent’s business or was not entered into in the ordinary course of business.

(b) To Parent and Acquisition Sub’s knowledge:

(1) Parent and Acquisition Sub performed all obligations required under the contracts or commitments detailed in Schedule 3.9;

(2) neither Parent nor Acquisition Sub are in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; and

(3) Parent and Acquisition Sub, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption.

Parent has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.10 Reserved.

3.11 Compliance; Permits; Restrictions.

(a) Neither Parent or Acquisition Sub is in conflict with, or in default or violation of:

(1) any law, rule, regulation, order, judgment or decree applicable to Parent or Acquisition Sub or by which it or any of its properties are bound or affected; or

(2) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect.

(b) To the knowledge of Parent or Acquisition Sub, no investigation or review by any governmental entity is pending or threatened against Parent or Acquisition Sub, nor has any governmental entity indicated in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or Acquisition Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Acquisition Sub, any acquisition of material property by Parent or Acquisition Sub or the conduct of business by Parent as currently conducted.

(c) Parent and Acquisition Sub hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and Acquisition Sub are in compliance in all material respects with the terms of the Parent Permits.

3.12 Litigation. Other than as disclosed in Schedule 3.12, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent or Acquisition Sub, or as to which Parent or Acquisition Sub has received any written notice of assertion nor, to Parent or Acquisition Sub’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or Acquisition Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.13 Brokers’ and Finders’ Fees. Neither Parent nor Acquisition Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14 Employees.

(a) Acquisition Sub does not now have, nor has it ever had at any time, any employees.

(b) Except as otherwise set forth in Schedule 3.14, or as contemplated by this Agreement, to the knowledge of Parent, neither any executive employee of Parent nor any group of Parent’s employees has any plans to terminate his, her or its employment.

(c) Parent has no material labor relations problem pending and its labor relations are satisfactory.

(d) There are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim.

(e) To the knowledge of Parent, no employee of Parent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent.

(f) No employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

3.15 Affiliate Transactions. Except as set forth in the Parent’s filings with the U.S. Securities and Exchange Commission or in Schedule 3.15 hereto, and other than pursuant to this Agreement, no officer, director or employee of Parent, Acquisition Sub or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent (other than ownership of capital stock of Parent). Parent is not indebted to any Parent Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent) except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 3.15, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

3.16 Books and Records. The books of account, minute books, stock record books, and other records of Parent and Acquisition Sub have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. At the Closing, all of Parent’s records will be in the possession of Parent.

3.17 Real Property. Neither Parent nor Acquisition Sub owns any real property. Schedule 3.17 contains an accurate list of all leaseholds and other interests of Parent and Acquisition Sub in any real property. Parent and Acquisition Sub have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Parent’s business.

3.18 Insurance. The insurance policies owned and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Parent has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19 Environmental Matters. None of the operations of Parent or Acquisition Sub involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.20 Absence of Liens and Encumbrances. Other than as disclosed in Schedule 3.20, each of Parent and Acquisition Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except:

(a) as reflected in the Parent Financial Statements;

(b) for liens for taxes not yet due and payable; and

(c) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.21 Board Approval. The Board of Directors of Parent and Acquisition Sub:

(a) determined that the merger is fair to, advisable and in the best interests of it and its stockholders;

(b) approved the merger consideration; and

(c) approved the merger, this Agreement, and the transactions contemplated hereby.

3.22 Reserved.

3.23 Disclosed Information. None of the information supplied or to be supplied by Parent or Acquisition Sub, or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24 Investigations and Inquiries. Nether Parent, Acquisition Sub nor any of its respective directors, officers or managing members is the subject of any investigation, inquiry or proceeding before the Securities Exchange Commission or any state securities commission or administrative agency.

3.25 Foreign Corrupt Practices. Neither the Parent nor Acquisition Sub, nor to the Parent’s knowledge, any director, officer, managing member, agent, employee or other Person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent or Acquisition Sub:

(a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or

(d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.26 Sarbanes-Oxley Act. Other than as set forth on Schedule 3.26, the Parent is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof or any elements of non-compliance.

3.27 Patriot Act. To the extent applicable, both the Parent and Acquisition Sub are in compliance, in all material respects, with the following federal laws:

(a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

3.28 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Parent and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Parent Material Adverse Effect.

3.29 Investment Company Status. Neither Parent nor the Acquisition Sub is, nor upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.30 Full Disclosure. The representations and warranties of Parent and Acquisition Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to TW pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or Acquisition Sub or materially adversely affect the ability of Parent or Acquisition Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE DATE

4.1 Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Date, except as contemplated by this Agreement or the transactions contemplated hereby and thereby, each of TW, Acquisition Sub, and Parent shall conduct their respective businesses in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to:

(a) preserve intact their present business organization;

(b) keep available the services of each of their present officers and employees, respectively; and

(c) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2 Covenants of TW. Except as disclosed in Schedule 4.2 (or as permitted by the terms of this Agreement), TW shall not:

(a) amend the TW Organization Documents (other than as provided herein);

(b) split, combine, or reclassify its outstanding membership interests;

(c) declare, set aside or pay any dividend payable in cash, membership interests, or property in respect of any membership interest;

(d) take any action that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code or a qualifying exchange under Section 351 of the Code;

(e) conduct its business, other than in the ordinary course consistent with past practices;

(f) issue any membership interests or any options, warrants, or other rights to subscribe for or purchase any membership interests or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any membership interests in TW; or

(g) directly or indirectly redeem, purchase, sell or otherwise acquire any stock of TW.

TW will be bound by this restriction under Section 4.2 from the date of this Agreement until the earlier of: (i) termination of this Agreement pursuant to its terms; or (ii) the Effective Date.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Public Disclosure; Securities Law Filings. Parent and TW will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. In addition, Parent and TW agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, the merger Form 8-K (as defined in Section 6.1 below), periodic and other reports required by Section 13 of the Exchange Act, and information required by Section 14(f) of the Exchange Act, including Rule 14f-1 promulgated thereunder.

5.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by this Agreement, including to accomplish the following:

(1) causing the conditions precedent set forth in Article IV to be satisfied;

(2) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any federal, state, local or foreign governmental authority;

(3) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any);

(4) avoiding any suit, claim, action, investigation or proceeding by any governmental entity challenging the merger or any other transaction contemplated by this Agreement;

(5) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement;

(6) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(7) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to TW upon becoming aware that any representation or warranty made by it or Acquisition Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) TW shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of TW to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.4 Third Party Consents. On or before the Closing Date, Parent, Acquisition Sub, and TW will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.5 Shareholders of TW Written Consent; Materials to Shareholders of TW.

(a) Shareholders of TW will use commercially reasonable efforts to obtain, in lieu of holding a members meeting, the written consent of the number of the Shareholders of TW necessary under its Certificate of Organization, Operating Agreement, and the ORS to approve this agreement and the Merger.

(b) TW shall as promptly as practicable following the Effective Date of this Agreement prepare and mail to Shareholders of TW all information as may required to comply with the ORS and the Securities Act.

5.6 Reserved.

5.7 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as a result of a fraud, or a material misstatement or omission hereunder, perpetrated by any party to this agreement, or their respective successors or affiliates, no party shall have any liability hereunder from and after the Closing Date.

5.8 Failure to Fulfill Conditions. In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

5.9 Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of the following:

(a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date; and

(b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

5.10 Access to Information. Each of TW, Parent and Acquisition Sub shall afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Date to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly:

(a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Parent Material Adverse Effect or TW Material Adverse Effect on it; and

(b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger.

All non-public documents and information furnished to any of TW, Parent, or Acquisition Sub in connection with the transactions contemplated by this Agreement will be deemed received, and must be held in confidence by the recipient.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the merger are subject to the satisfaction (at or prior to the Closing Date) of the following conditions:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) Approvals. This Agreement shall have been adopted and the merger shall have been duly approved by the Shareholders of TW, stockholders of Acquisition Sub, and Board of Directors of Parent by the requisite vote under applicable law and in accordance with the procedures set forth in their respective Governing Documents, the NRS, and the ORS.

(c) Order. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

(d) Schedules. Each of the parties will deliver to each other complete and accurate schedules to this Agreement, all of which will be approved by the recipient.

(e) Exhibits. The parties shall mutually agree upon the form and substance of all the exhibits to this Agreement and the appropriate signatories shall have executed and delivered each such document.

(f) Officers’ Certificate. Each party shall have furnished to the other a certificate of its Chief Executive Officer dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2(a) and 6.2(b) or 6.3(a) and 6.3(b) (as applicable) have been fulfilled and are true and correct.

(g) Readiness of the Form 8-K. The Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by TW, and such other information (including financial statements) that may be required to be disclosed with respect to the merger in any report or form to be filed with the SEC shall be, in the opinion of the parties and their respective counsel, in a form reasonably acceptable for filing with the SEC immediately following the Closing. The merger Form 8-K will be prepared by the Parent’s counsel.

(h) Waiver. Any of the conditions in Sections 6.1(a – g) may be waived if both Parent and TW agree to the waiver in a signed writing.

6.2 Additional Conditions to Obligations of TW. The obligation of TW to effect the merger shall be subject to the satisfaction (at or prior to the Closing Date) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent any such representation and warranty expressly speaks only as of an earlier date) and TW shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b) Agreements and Covenants. Each of Parent and Acquisition Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and TW shall have received a certificate to such effect signed on behalf of each of Parent and Acquisition Sub by an authorized officer of TW.

(c) Consents and Approvals. Parent and Acquisition Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Acquisition Sub assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent or Acquisition Sub.

(d) No Closing Material Adverse Effect. A Parent Material Adverse Effect has not occurred since the date of execution of this Agreement. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder/member litigation or threat of stockholder/member litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless TW shall conclude that it has or could have a Parent Material Adverse Effect on the Parent and the Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e) Other Agreements and Resignations. Each of the officers and managers of TW immediately prior to the Closing shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Effective Date.

(f) Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by TW in connection therewith.

(g) Waiver. Any of the conditions in Sections 6.1(a – f) may be waived exclusively by TW by submitting the waiver in a signed writing.

6.3 Additional Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the merger are subject to the satisfaction (at or prior to the Closing Date) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of TW set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement) and Parent shall have received a certificate signed on behalf of TW by its president to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a TW Material Adverse Effect.

(b) Agreements and Covenants. TW shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received certificates to such effect signed on behalf of TW by its authorized officers.

(c) Receipt and Approval of TW Audited Financial Statements. Parent and Acquisition Sub shall have received and approved financial statements of TW for the period ended September 30, 2017, audited by a PCAOB-registered auditor.

(d) Completion of Parent and Acquisition Sub Due Diligence. Parent and Acquisition Sub shall have completed their due diligence review of the operations and financial condition of not later than ten days prior to the Closing.

(e) Resignation of TW Officers and Directors. The Officers and Directors of TW tender their resignations from their respective offices, effective as of the Closing.

(f) No Closing Material Adverse Effect. Since the date hereof, there shall not have occurred a TW Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a TW Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any member litigation or threat of member litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless TW shall conclude that it has or could have a TW Material Adverse Effect on TW and the Surviving Company, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the biotechnology or pharmaceutical industries.

(g) Waiver. Any of the conditions in Sections 6.1(a – f) may be waived exclusively by Parent by submitting the waiver in a signed writing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after the requisite approval of the Shareholders of TW:

(a) by mutual written consent duly authorized by the Boards of Director of Parent and manager of TW; or

(b) by either Parent or TW if the merger shall not have been consummated by April 2, 2018 (such date, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

(c) by either Parent or TW if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action shall have become final and non-appealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the merger; or

(d) by Parent or TW if any condition to the obligation of any such party to consummate the merger set forth in Section 6.2 (in the case of TW) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

(e) In the event of any unilateral termination of this Agreement by TW, TW shall retain all amounts and Parent shares which were paid or issued to TW or any the Shareholders of TW prior to the date of such termination as detailed in Section 1.6, above.

7.2 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the merger and the other transactions contemplated hereby.

7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date; provided, however, that, after the approval and adoption of this Agreement by the Shareholders of TW, there shall not be any amendment that by applicable law requires further approval by the Shareholders of TW without the further approval of such members. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, TW, and Acquisition Sub.

7.4 Extension; Waiver. At any time prior to the Effective Date, any party hereto may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;

(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and

(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent or Acquisition Sub (prior to Closing):

Surge Holdings, Inc.

4340 Valley View, Suite 230

Las Vegas, NV 89103

Attn: David C. Ansani, Chief Administrative Officer

With a copy to:

Robert L. B. Diener, Esq.

41 Ulua Place

Haiku, HI 96708

if to TW (prior to Closing):

True Wireless, Inc.

1833 South Morgan Road

Oklahoma City, OK 73128

Attn: Kevin Brian Cox, President

With a copy to:

James R. Hagerty, Esq.

888 17th Street NW, Suite 1000

Washington, DC 20006

8.2 Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.3 Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or other electronic data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Las Vegas, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10 Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB, AND TW HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB, AND TW IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.11 Survival of Representations and Warranties. The respective representations, warranties, obligations, agreements and promises of the parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of one year following the Closing Date.

IN WITNESS WHEREOF, the parties execute this Agreement through their duly authorized respective officer.

SURGE HOLDINGS, INC.

By:
Name:	David C. Ansani
Title:	Chief Administrative Officer

TRUE WIRELESS ACQUISITION, INC.

By:
Name:	David C. Ansani
Title:	Authorized Signatory

TRUE WIRELESS, INC.

By:
Name:	Kevin Brian Cox
Title:	President

KEVIN BRIAN COX

Kevin Brian Cox